Exhibit 3.6

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Samson Contour Energy Co. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Samson Contour Energy Co. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that pursuant to the Merger Agreement dated July 18, 2003 between SAC I Company and Samson Contour Energy Co. and effective as of the date of filing the Certificate of Merger for Samson Contour Energy Co. with the Delaware Secretary of State on August 19, 2003, the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

The total number of shares of capital stock that the Corporation shall have authority to issue is 10,000 shares, all of which shall be designated common shares, $1.00 par value.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Samson Contour Energy Co. has caused this certificate to be signed by Annabel M. Jones, an Authorized Officer, this 1st day of March, 2004.

By:	/s/ Annabel M. Jones
Authorized Officer

Title:	Secretary
Name:	Annabel M. Jones